THIS AMENDMENT AGREEMENT is made as of the 1st Day of December, 2007 and is supplemental to between the Employment Agreement made as of 17th Day of April, 2007, made by and among Flagstone Reassurance Suisse SA (the “Company”) and Frederic Traimond (the “Employee”) (the “Original Agreement”).

WHEREBY IT IS AGREED as follows:

1)           Definitions and Interpretation

“Effective Date”, means 1st January, 2008.

Any term not defined in this Amendment Agreement shall have the meaning as set out in the Original Agreement.

2)           Amendment

With effect from the Effective Date, the amendments are as follows:

Section 16 of the Original Agreement shall be deleted and replaced with the following new Section 16.

16.	Vacation
The Employee is entitled to 5 weeks paid vacation (25 working days) per year. Vacation is pro-rated for the first year.

The Employee shall further be entitled to receive his salary at public holidays which apply in the Canton of the Valais.

3)           Whole Agreement

i)
Except as specifically amended hereby, the Original Agreement shall continue in full force and effect in accordance with the provisions hereof on the date hereof and nothing herein contained shall be construed as waiver or modification of existing rights under the Original Agreement, except as such rights are expressly modified hereby.

ii)
This Amendment Agreement constitutes an entire agreement and understanding of the parties with respect to the subject matter hereof. The Amendment Agreement shall be governed by and construed in accordance with the laws of Switzerland.

IN WITNESS WHEREOF the parties hereto have set their hands the date first above written.

Flagstone Réassurance Suisse SA
/s/ Guy Swayne	/s/ Frédéric Traimond
Guy Swayne CEO	Frédéric Traimond